Exhibit 5

[Letterhead]

May 29, 2001

PacificNet.com, Inc.
7808 Creekridge Circle, Suite 101
Bloomington, MN 55439

Re:  Registration Statement on Form S-8 of PacificNet.com, Inc.

Ladies and Gentlemen:

          We have acted as counsel to PacificNet.com, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares (the "Shares") of Common Stock of the Company that may be issued from time to time pursuant to the PacificNet.com, Inc. Stock Option Plan (the "Plan").

          In connection therewith, we have reviewed the Company's Certificate of Incorporation, as amended, Bylaws, as amended, and minutes of appropriate meetings, and we are familiar with the proceedings to date with respect to the Plan and the proposed issuance and sale of the Shares and have examined such records, documents and questions of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.  In addition, in rendering this opinion, we have relied on the filings by the Company with the Securities and Exchange Commission submitted pursuant to the Securities Exchange Act of 1934, as amended.

          Based on the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, it is our opinion that the Shares, as and when acquired in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable under the Delaware General Corporation Law.

          In rendering the opinion set forth herein, we have assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable stock option agreement) for each of the Shares or will have received that consideration upon the issuance of the Shares pursuant to the applicable stock option agreement, that such consideration will be in cash, personal property or services already performed, that such consideration will equal or exceed the par value per share of the Shares, that appropriate certificates evidencing the Shares will be properly executed and duly delivered upon each such issuance and that each grant of stock options pursuant to the Plan will be duly authorized.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the federal securities or blue sky laws of the various states to the sale of the Shares.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Sincerely,

/s/ Preston Gates & Ellis LLP
PRESTON GATES & ELLIS LLP